GLOBAL SMOOTHIE SUPPLY, INC.
Employment Agreement

This Employment Agreement ("Agreement") is made and entered into by and between John W. Gohsman  ("GOHSMAN") and The Global Smoothie Supply, Inc. ("GSS"), collectively "the parties."  The effective date of this Agreement is upon receipt of funding by GSS in an amount of not less than $1,000,000 in the aggregate (the "Effective Date").

l.           Position: During the term of this Agreement, GOHSMAN shall be employed by GSS as its President and shall be elected a director of GSS's Board of Directors (the "Board").

2.           Term:

(a)           GSS's Commitment to GOHSMAN: The initial term shall commence on the Effective Date and continue until October 30, 2014.

(b)           GOHSMAN's Commitment to GSS: GOHSMAN commits to work for GSS during the initial term (i.e., from the Effective Date through October 15, 2014).

3.           Annual Salary: GOHSMAN' annual salary shall be Two Hundred Twenty-Five Thousand Dollars ($225,000.00), paid prorata in approximately equal amounts on the first and fifteenth days of each calendar month, commencing on the Effective Date.  Such salary may be increased in the discretion of the Board, but cannot be reduced.

4.           Bonuses:

(a)           Commencing with the bonus period that ends on December 31, 2009, GOHSMAN shall be eligible to receive an annual performance bonus. The Board shall have discretion to award such bonus to GOHSMAN, as it may deem appropriate.

5.           Termination By Executive: Executive shall have no personal liability for damages to GSS for voluntarily terminating his employment at any time, with or Without Good Reason, so long as he gives at least thirty (30) days prior written notice.

6.           Non-Competition: If GOHSMAN's employment with GSS is terminated for any reason that entitles him to receive severance benefits, they shall be at least equal to GOHSMAN’s then current salary for one year.  In consideration therefore GOHSMAN, for a period of one year immediately following his last day of active service, shall abide by the following covenants and restrictions:

(a)           Non-Competition: He shall not Participate in the management of a business entity that deals in Covered Products, unless that entity is merely a retailer or consumer of Covered Products, who does not compete against GSS in any way.

(b)           Raiding Employees: He shall not directly or indirectly solicit or encourage any Existing GSS Employee to leave GSS or to accept any position with any other company.

(c)           Non-Disclosure: He shall not use or disclose to anyone any Confidential Information regarding GSS.

(d)           Definitions: The following definitions shall apply to the italicized terms used in subsections 6(a) and 6(c) above:

(i)           "Covered Products" means any product which falls into one or more of the following categories, so long as GSS is producing, marketing, distributing, selling or licensing such product anywhere in the world: fruit puree smoothies, health and sports drinks and beverages marketed as thirst quenchers or as healthy; and items GSS produces for the food service market.

(ii)           "Participate" shall be construed broadly to include, without limitation:

(A)  holding a position in which GOHSMAN directly manages such a business entity;

(B)           holding a position in which anyone else who directly manages such a business entity is in GOHSMAN's reporting chain or chain-of command, regardless of the number of reporting levels between them;

(C)           providing input, advice, guidance, or suggestions regarding the management of such a business entity to anyone responsible therefor;

(D)           providing a testimonial on behalf of such an operation or the product it produces; or

(E)           doing anything else which falls within a common sense definition of the term "participate" as used in the present context.

(iii) "Existing GSS Employee" means someone: (A) who became employed by GSS before GOHSMAN's active service terminates; and (B) who is still employed by GSS as of the date when the facilitating act or solicitation takes place; and (C) who holds a manager, director or officer level position at GSS (or an equivalent position based on job duties, regardless of the employee's title).

(iv) "Confidential Information" shall be construed as broadly as Texas law permits and shall include all non-public information GOHSMAN acquires by virtue of his positions with GSS which might be of any value to a competitor or which might cause any economic loss (directly or via loss of an opportunity) or substantial embarrassment to GSS or its customers, distributors or suppliers if disclosed. Examples of such confidential information include, without limitation, non-public information about GSS's strategic or marketing plans; its customers, suppliers, and distributors; its potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; or its financial data.

(e)           Remedies: In the event of a breach or threatened breach of any term of subsections 6(a) or 6(d), GSS shall be entitled to injunctive relief and/or damages. The parties agree that breach of these provisions would cause irreparable injury to GSS for which there would be no adequate remedy at law, due among other reasons to the inherent difficulty of determining the precise causation for loss of customers/consumers or measuring the exact impact of losing key employees or having Confidential Information disclosed.

(f)           Recitals: GOHSMAN acknowledges that by virtue of the positions he will hold, he will acquire Confidential Information, including without limitation knowledge of operational plans, strategic long range plans, new product development, marketing plans, sales plans, and distribution plans. GOHSMAN also acknowledges that by virtue of his positions, he will learn which Existing GSS Employees are critical to GSS's success and will develop relationships he otherwise would not have had with such employees.

7.           Choice Of Law And Forum:

(a)           This Agreement shall be governed by and construed in accordance with the laws of Texas, without regard to choice of law principles.

(b)           In any litigation over this Agreement, both parties consent to submit to the personal jurisdiction of any court, state or federal, in the State of Texas. Such courts in Texas shall be the exclusive jurisdiction for any litigation over this Agreement or an alleged breach thereof.

8.           Attorney Fees And Other Expenses:

(a)           GSS will pay all reasonable legal, accounting and other professional fees and related expenses GOHSMAN incurred in connection with the negotiation and preparation of this Agreement.

(b)           If GOHSMAN and GSS become involved in litigation regarding the terms of his employment with GSS or the termination thereof, the party which prevails shall be entitled to reimbursement of all reasonable litigation costs and expenses, including attorney fees. If each party prevails on one or more litigated issues, the court shall exercise its equitable judgment to determine which, if either, should be considered the prevailing party and the percentage of that party's expenses which should be reimbursed, taking into account such factors as the significance of the issue(s) on which each party prevailed, the reasonableness of each party's position(s), and ability to pay.

9.           Indemnification: To the fullest extent permitted by law and GSS's by-laws, GSS shall indemnify GOHSMAN (including the advancement of expenses) for any judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred by GOHSMAN in connection with the defense of any lawsuit or other claim to which he is made a party by reason of being an officer, director or employee of GSS or any of its subsidiaries.

10.           Binding Effect: This Agreement shall be binding on and inure to the benefit of the heirs and representatives of GOHSMAN and the successors and assigns of GSS. GSS shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise) to all or a substantial portion of its assets to assume and agree to perform this Agreement in the same manner and to the same extent that GSS would be required to perform it if no such succession had taken place; provided, GOHSMAN shall have the same obligations to the successor as he would have had to GSS. Regardless of whether such an agreement is executed, this Agreement shall be binding on any successor of GSS in accordance with the operation of law, and such successor shall be deemed "GSS" for all purposes under this Agreement.

11.           Notices: All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been given if delivered anywhere by hand to the applicable party, or if delivered by recognized commercial delivery service or if mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, addressed as follows:

(a)           If to the Board or GSS, addressed to:  GSS, 4428 University Blvd., Dallas, Texas 75205, Attention: Chief Executive Officer.

(b)           If to GOHSMAN, addressed to: John W. Gohsman, 6108 Park Meadow Lane, Plano, Texas 75093.

Such addresses may be changed by written notice sent to the other party at the last recorded address of that party. Failure to send a copy to the applicable attorney shall not render a Notice ineffective, so long as it is actually received by GSS or GOHSMAN, as applicable.

12.           Scope of Agreement:

(a)           This Agreement supersedes any other document or oral agreement that conflicts with it regarding any of the matters set forth herein, however, it is not intended to pre-empt or supersede other documents, including plan documents, that provide additional, non-conflicting rules or terms. Without limitation, nothing in this Agreement shall eliminate or reduce GOHSMAN's obligation to comply with the Code Of Ethics, to the extent that certain of its provisions (such as rules regarding disclosure of confidential information) remain applicable to employees after termination.

(b)           No promises or inducements have been made other than those reflected herein. This Agreement cannot be amended except by a written agreement signed by the parties, and only the Board has authority to authorize such an amendment on behalf of GSS.

13.           Severability: Each term of this Agreement is deemed severable, in whole or in part, and if any provision of this Agreement or its application in any circumstance is found to be unlawful or invalid, the remaining terms and provisions shall remain in full force and effect. In addition, a court may re-write the invalid provision(s) so as to be consistent with applicable law and still, to the extent possible, achieve the intended effect of this Agreement.

14.           Execution In Counterparts: This Agreement may be executed by the parties hereto in two (2) or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

GLOBAL SMOOTHIE SUPPLY, INC.

BY: /s/ David C. Tiller
David C. Tiller, Chief Executive Officer
Date: As of October 15, 2009

BY: /s/ John W. Gohsman
John W. Gohsman
Date: As of October 15, 2009